UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

Commission File Number: 333-146627
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(Check One):  [ ] Form 10-K                   [X] Form 10-Q
              [ ] Form 20-F  [ ] Form 11-K    [ ] Form N-SAR

For Period Ended: April 30, 2012
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[ ] Transition Report on Form 10-K    [ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K    [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

                               Baron Energy, Inc.
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                             Full Name of Registrant


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                            Former Name if Applicable

                                392 W. Mill St.
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            Address of Principal Executive Office (Street and Number)

                            New Braunfels, TX 78130
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                            City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, 10-Q and Form 10-QSB, N-SAR, or other transition report or portion thereof, could not be filed within the prescribed period.

     Baron Energy, Inc. (the "Registrant") was not able to timely file its quarterly report on Form 10-Q for the period ended April 30, 2012 (the "10-Q") by the prescribed due date of June 14, 2012 because the Registrant's independent auditor, GBH CPAs PC, ("Auditors") has not yet completed its audit of the financial statements to be included in the 10-Q due to the Registrant's inability to complete the presentation of its financial statements and provide the financial statements to the Auditors for its audit a reasonable time prior to June 14, 2012.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Lisa P. Hamilton               830              608-0300
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           (Name)                     (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), been filed? If answer is no,
     identify report(s).                                          [ ] YES [X] NO

     Form 10-K for the period ended July 31, 2010

     Form 10-Q for period ended October 31, 2010

     Form 10-Q for period ended January 31, 2011

     Form 10-Q for period ended April 30, 2011

     Form 10-K for period ended July 31, 2011

     Form 10-Q for period ended October 31, 2011

     Form 10-Q for period ended January 31, 2012

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
                                                                  [ ] YES [X] NO

If so, attach an explanation of the anticipated change, both narratively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               Baron Energy, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date June 14, 2012                      By: /s/ Lisa P. Hamilton
                                            ------------------------------------
                                        Name:  Lisa P. Hamilton
                                        Title: Executive Vice President and CFO